Exhibit 99.1

Zogenix Reports Fourth Quarter and

Full Year 2011 Financial Results

Provides 2012 Financial Guidance

Conference Call and Webcast Today, March 8th, at 4:30 p.m. ET

SUMAVEL® DosePro® (sumatriptan injection) Highlights

•	Increased total prescriptions to over 71,000 in 2011, a 104% increase over 2010*

•	Increased total prescriptions to over 21,000 in the fourth quarter 2011, 13% higher than the third quarter 2011 and 57% higher than fourth quarter 2010*

•	Maintained 39% refill rate for SUMAVEL DosePro in the fourth quarter*

•	Terminated the Astellas co-promotion agreement as of March 31, 2012; Zogenix to assume full responsibility for brand commercialization in all segments beginning in the second quarter of 2012

•

Gross factory sales for the quarter totaled $10.4 million; net product revenue of $5.4 million reflects adjustments to both the estimated future product returns and product sales discounts (refer to Net Product Revenue table)

Recent Highlights and Milestones

•	Completed pre-New Drug Application (NDA) meetings for Zohydro™ (hydrocodone bitartrate) extended-release capsules; NDA submission on track for early in the second quarter of 2012

•

Signed Letter of Intent to enter into exclusive collaboration arrangement with Battelle to advance commercialization of the DosePro drug delivery technology outside Zogenix’s core therapeutic focus areas

SAN DIEGO, Calif., March 8, 2012 — Zogenix, Inc. (NASDAQ: ZGNX), a pharmaceutical company commercializing and developing products for the treatment of central nervous system disorders and pain, today reported financial results for the fourth quarter and full year ended December 31, 2011.

Roger Hawley, chief executive officer of Zogenix, stated, “We continued to drive positive SUMAVEL DosePro prescription growth in the fourth quarter. During this time, we reached an agreement with Astellas to conclude our co-promotion agreement for SUMAVEL DosePro in the primary care segment at the end of the first quarter 2012. We have implemented a detailed transition plan which we believe will help ensure uninterrupted access and service to most physicians in the Astellas segment. Zogenix’s expanded sales force is now focused on leveraging our published Phase 4 data and innovative patient starter kit to drive adoption among headache specialists, neurologists, and key primary care physicians.”

Stephen J. Farr, Ph.D., president and chief operating officer of Zogenix, said, “In 2011 we achieved several important development milestones for Zohydro, the most recent of which were the successful completion of pre-NDA meetings with the FDA late in the fourth quarter. We remain on track to submit the NDA for Zohydro early in the second quarter of 2012, positioning Zogenix to be the first company to submit an NDA for a 12-hour extended-release hydrocodone therapy without acetaminophen for the treatment of moderate to severe chronic pain requiring around the clock opioid therapy.”

Dr. Farr continued, “We are also initiating a collaboration with Battelle in a technical development option and an exclusive co-marketing arrangement for our existing DosePro delivery system. We believe Battelle’s expertise in product development and strong relationships with biopharmaceutical companies will help identify potential out-licensing partners that can benefit from DosePro’s innovative needle-free technology.”

Fourth Quarter and Full Year 2011 Financial Results

The Company’s fourth quarter results include revenue and charges related to the termination of the co-promotion agreement with Astellas as of March 31, 2012. Contract revenue for the fourth quarter 2011 was $2.5 million, reflecting the amortization of license and milestone payments received from Astellas, including $0.9 million in accelerated amortization based on the earlier termination date of the co-promotion agreement. This compares to contract revenue of $1.6 million in the fourth quarter of 2010. The charges include $4.0 million in co-promotion fees, which represent the present value of the estimated tail payments that are to be paid to Astellas in July of 2013 and 2014. Approximately $8.5 million of deferred revenue remains on the balance sheet at December 31, 2011 and will be recognized as revenue in the first quarter of 2012 in connection with the revised term of this arrangement.

Total revenues for the fourth quarter 2011, which consist of net product revenue and contract revenue, were $7.9 million, compared to $8.8 million in the fourth quarter 2010. Net product revenue on sales of SUMAVEL DosePro for the fourth quarter 2011 was $5.4 million, compared to $7.2 million in the fourth quarter 2010. The decline in our net product revenue was a result of a revision to our estimate for future product returns of $2.2 million. The Company has identified a single retail chain responsible for approximately 50% of the total product returns which has been incorporated into its estimate of future product returns. The Company increased its estimate for product sales allowances for patient discount programs, rebates and chargebacks by $0.7 million.

Total revenues for the full year 2011 were $37.6 million, up 60% from $23.4 million in the full year 2010. Net product revenue for the full year 2011 was $30.4 million, up 59% from $19.1 million in the full year 2010. The increase year over year was primarily driven by higher unit volume, partially offset by actual and estimated product returns and an increase in allowances for product sales discounts.

Cost of sales for the fourth quarter 2011 was $5.0 million compared to $4.6 million in the fourth quarter 2010. Lower than anticipated product gross margin was 9% in the fourth quarter 2011, compared to 36% in the fourth quarter 2010. As a result of the adjustments to net product revenues, fourth quarter 2011 gross margin was negatively impacted.

Cost of sales for the full year 2011 was $19.3 million, compared to $12.8 million in the full year 2010. Product gross margin was 37% in the full year 2011, compared to 33% in the full year 2010. The improvement in gross margin was driven primarily by increased net product revenue for the year, partially offset by the cost of underutilized capacity at the Company’s contract manufacturing facilities.

Royalty expense for the fourth quarter and full year 2011 was $232,000 and $1.2 million, compared to $245,000 and $843,000 in the fourth quarter and full year 2010.

Research and development expenses for the fourth quarter 2011 were $5.5 million, representing a 41% decrease from $9.2 million in the fourth quarter 2010. The decrease in research and development expenses was the result of lower clinical costs associated with the Company’s Phase 3 clinical trials which have been completed.

Research and development expenses for the full year 2011 were $33.0 million, which represents a 15% increase from $28.6 million in the full year 2010. The increase in research and development expenses includes a one-time $2.25 million up-front license payment to Durect Corporation made in connection with the execution of the Relday development and license agreement as well as $2.2 million in associated research expenses for Relday and a $750,000 milestone payment to Alkermes, Inc. made in connection with the completion of the pivotal Phase 3 efficacy trial for Zohydro.

Selling, general and administrative expenses for the fourth quarter 2011 were $17.8 million, compared to $13.3 million in the fourth quarter 2010. The 34% increase in selling, general and administrative expenses is due primarily to the accrual of $4.0 million for tail payments associated with the Company’s SUMAVEL DosePro co-promotion agreement with Astellas which will be made in July 2013 and July 2014. The increase was also due to higher service fees to Astellas, the expansion of the Zogenix sales force and higher stock-based compensation charges.

Selling, general and administrative expenses for the full year 2011 were $60.5 million, representing an 18% increase from $51.3 million in the full year 2010. The increase in selling, general and administrative expenses is due primarily to reasons described above, as well as higher general and administrative costs associated with operating as a public company.

Other expense for the fourth quarter and full year 2011 was $3.1 million and $7.5 million, respectively, which includes the cost of royalty payments and non-cash mark-to-market adjustments for derivatives and warrant liabilities related to the Company’s July 2011 royalty financing and equity investment agreement with Cowen Healthcare Royalty Partners.

Net loss for the fourth quarter 2011 was $23.7 million, or $0.36 per share, compared to a net loss of $2.1 million, or $0.17 per share, for the fourth quarter 2010. For the full year 2011, net loss was $83.9 million, or $1.96 per share, compared to a net loss of $73.6 million, or $17.63 per share, for the full year 2010.

The weighted average shares outstanding were 65,215,000 and 42,712,000 for the fourth quarter and full year 2011, respectively.

On a non-GAAP basis, excluding non-cash items outlined in the reconciliation table included in this press release, adjusted net loss was $20.0 million and $75.0 million for the fourth quarter and full year 2011, respectively.

Cash and cash equivalents as of December 31, 2011 were $56.5 million.

Ann Rhoads, chief financial officer of Zogenix, commented, “Looking forward, it is important to note that in the first quarter 2012, we will recognize the remaining contract revenue of $8.5 million from Astellas’s initial upfront payment, which has been amortized over the duration of the agreement. Beginning in the second quarter 2012, our SG&A expenses will not include any service fees to Astellas, as they will no longer be promoting SUMAVEL DosePro.”

2012 Full Year Financial Guidance

The Company’s 2012 financial guidance does not include the impact of a potential new co-promotion partner for SUMAVEL DosePro. The Company is providing full year 2012 financial guidance as follows:

•	Total revenue for 2012 is expected to be $45.5 - $48.5 million.

•	Prescription growth is expected to be 25% - 30% for 2012.

•	Net product revenue is expected to be $37 - $40 million for 2012.

•	The remaining contract revenue of $8.5 million from the Astellas co-promotion agreement will be recognized in the first quarter 2012.

•	Product gross margin is expected to increase to 46% - 50% for 2012 from 37% for 2011.

•	Research and development expenses are expected to decline to $20 - $22 million from $33.0 million in 2011 due to completing the Phase 3 clinical trials for Zohydro last year.

•	Selling, general and administrative expenses are expected to decline to $48 - $50 million from $60.4 million in 2011 due to lower fees to Astellas.

Conference Call and Web Cast

Zogenix will hold a conference call today, March 8, 2012 at 4:30 p.m. ET to discuss financial results and operational highlights for the fourth quarter and full year ended December 31, 2011.

To participate, please dial 866-356-3095 (U.S.) or 617-597-5391 (International); participant passcode: 51652897. To access the live webcast please visit the Zogenix Investor Relations website at http://ir.zogenix.com.

A replay of the conference call will be available beginning March 8, 2012 at 8:30 p.m. ET (5:30 p.m. PT) and ending on March 15, 2012 by dialing 888-286-8010 (U.S.) or 617-801-6888 (International); passcode: 66289262. A replay of the webcast will also be available on the Zogenix Investor Relations website for one month, through April 8, 2012.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the Company’s commercial activities relating to SUMAVEL DosePro, prescription trends, the Company’s financial status and performance, including 2012 financial guidance, the Zohydro development program, the Relday development program and any comments the Company may make about its future plans or prospects in response to questions from participants on the conference call.

About Zogenix

Zogenix, Inc. (NASDAQ:ZGNX), with offices in San Diego and Emeryville, California, is a pharmaceutical company commercializing and developing products for the treatment of central nervous system disorders and pain. Zogenix’s first commercial product, SUMAVEL® DosePro® (sumatriptan injection) Needle-free Delivery System, was launched in January 2010 for the acute treatment of migraine and cluster headache. Zogenix’s lead investigational product candidate, Zohydro™ (hydrocodone bitartrate), is a novel, oral, single-entity 12-hour extended-release formulation of hydrocodone without acetaminophen for the treatment of moderate to severe chronic pain requiring around the clock opioid therapy which has completed Phase 3 clinical trials for the treatment of moderate to severe chronic pain in patients requiring around-the-clock opioid therapy. Zogenix’s second DosePro investigational product candidate, Relday™, is a proprietary, long-acting injectable formulation of risperidone for the treatment of schizophrenia.

For additional information, please visit www.zogenix.com.

Forward Looking Statements

Zogenix cautions you that statements included in this press release and the conference call that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding: the ability to successfully commercialize SUMAVEL DosePro and its expected sales growth; Zogenix’s ability to ensure uninterrupted access and service to most physicians in the Astellas segment and the mix of Zogenix’s business represented by the primary care and specialist markets; financial guidance for 2012; the potential for, and timing of, an NDA submission for Zohydro; the potential for Zohydro to be the first approved oral, single-entity extended-release formulation of hydrocodone; any potential new co-promotion partner for SUMAVEL DosePro; and the execution of the definitive agreements establishing the co-marketing and development arrangement with Battelle and the ability to successfully out-license the DosePro technology . The inclusion of forward-looking statements should not be regarded as a representation by Zogenix that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in Zogenix’s business, including, without limitation: the market potential for migraine treatments, and Zogenix’s ability to compete within that market; Zogenix’s ability to successfully execute its sales and marketing strategy for the commercialization of Sumavel DosePro, including as a result of the termination of its collaboration with Astellas; inadequate therapeutic efficacy or unexpected adverse side effects relating to SUMAVEL DosePro that could prevent its ongoing commercialization, or that could result in recalls or product liability claims; the impact of any inability to raise sufficient capital to fund ongoing operations; the ability of Zogenix to ensure adequate and continued supply of SUMAVEL DosePro to successfully meet anticipated market demand; the progress and timing of Zogenix’s clinical trials; the potential that earlier clinical trials may not be predictive of future results; the potential for Zohydro to receive regulatory approval on a timely basis or at all; the potential for adverse safety findings relating to Zohydro to delay or prevent regulatory approval or commercialization; the ability of Zogenix and its licensors to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its products and product candidates and the ability to operate its business without infringing the intellectual property rights of others; difficulties in identifying, negotiating and carrying out strategic transactions relating to the DosePro technology and obtaining regulatory approval for other DosePro products; the inherent risks of clinical development of Relday and Zogenix’s dependence on its collaboration with DURECT Corporation to develop Relday; and other risks described in Zogenix’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Zogenix undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

In this press release, Zogenix’s financial results are provided both in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures. In particular, Zogenix provides its net loss for the three months and full year ended on December 31, 2011 and 2010, adjusted for certain non-cash items, which are non-GAAP financial measures. These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help illustrate underlying trends in the Company’s business, are important in comparing current results with prior period results and provide additional information regarding its financial position. Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally, to manage the Company’s business and to evaluate its performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. A reconciliation of the other non-GAAP financial results to GAAP financial results is included in the attached financial statements.

*Wolters Kluwer Pharma Solutions, Source® PHAST Prescription Monthly (Retail + Mail), January 2010 – December 2011

SUMAVEL ®, DosePro ®, ReldayTM and ZohydroTM are trademarks of Zogenix, Inc.

Zogenix, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31		Year Ended December 31
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenues:
Net product revenue	$5,425	$7,241	$30,411	$19,069
Contract revenue	2,476	1,563	7,165	4,373

Total revenues	7,901	8,804	37,576	23,442
Operating expenses:
Cost of sales	4,961	4,613	19,293	12,846
Royalty expense	232	245	1,205	843
Research and development	5,503	9,249	33,043	28,643
Selling, general & administrative	17,818	13,308	60,459	51,270

Total operating expenses	28,514	27,415	114,000	93,602

Loss from operations	(20,613)	(18,611)	(76,424)	(70,160)
Total other income (expense)	(3,121)	16,486	(7,488)	(3,394)

Loss before income taxes	(23,734)	(2,125)	(83,912)	(73,554)

Income tax	29	(10)	9	(10)

Net loss	$(23,705)	$(2,135)	$(83,903)	$(73,564)

Net loss per share, basic and diluted	$(0.36)	$(0.17)	$(1.96)	$(17.63)

Weighted average shares outstanding, basic and diluted	65,215	12,584	42,712	4,173

Zogenix, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$56,525	$49,172
Trade accounts receivable, net	4,913	4,474
Inventory, net	16,251	18,293
Prepaid expenses and other current assets	2,210	2,251

Total current assets	79,899	74,190
Property and equipment, net	14,590	15,434
Other assets	6,151	4,644

Total assets	$100,640	$94,268

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,168	$5,580
Accrued expenses	14,898	13,043
Revolving credit facility	5,081	3,449
Long-term debt, current portion	9,758	3,519
Deferred revenue	8,462	9,973

Total current liabilities	43,367	35,564
Long-term debt, less current portion	42,070	19,934
Deferred revenue, less current portion	—	9,376
Other long-term liabilities	5,891	660

Total stockholders’ equity	9,312	28,734

Total liabilities and stockholders’ equity	$100,640	$94,268

Zogenix, Inc.

Non-GAAP Financial results

	Three Months Ended December, 31		Year Ended December, 31
	2011	2010	2011	2010
NET LOSS (as reported, GAAP)	$(23,705)	$(2,135)	$(83,903)	$(73,564)
ADJUSTMENTS FOR NON-CASH ITEMS:
Operating Expenses
Stock compensation	1,307	795	4,809	2,507
Depreciation and amortization	392	382	1,584	1,428
Loss on disposal and impairment of property and equipment	—	—	—	2

Total Non-Cash Adjustments to Operating Expenses	1,699	1,177	6,393	3,937
Other (Income) Expense
Change in fair value of warrant liability	101	(19,558)	(445)	(6,725)
Change in fair value of derivatives	377	—	240	—
Amortization of debt issuance costs	52	36	140	281
Amortization of debt discounts	334	292	1,177	1,742
Amortization of preferred stock conversion feature	—	1,710	—	4,697
Non-cash accrued interest expense (1)	1,100	—	1,400	—

Total Non-Cash Adjustments to Other (Income) Expense	1,964	(17,520)	2,512	(5)

NET LOSS ADJUSTED FOR CERTAIN NON-CASH ITEMS	$(20,042)	$(18,478)	$(74,998)	$(69,632)

(1)	Non-cash accrued interest expense is the difference between actual cash cost of interest and interest expense under the effective interest method.

Zogenix, Inc.

Net Product Revenue Reconciliation

($ in thousands)

	Three Months Ended December 31, 2011	Year Ended December 31, 2011
Units Sold:
Wholesaler Units Sold	115,440	438,720
2010 Deferred Product Revenue Units	—	50,053

Total Product Revenue Units	115,440	488,773
Gross Product Sales:
Gross Wholesaler Product Sales	$10,353	$38,483
Gross 2010 Deferred Product Revenue	—	4,190

Total Gross Product Sales	10,353	42,673
Product Sales Allowances:
Allowance for Product Sales Discounts	2,541	7,868
Allowance for Returns	2,387	4,394

Total Product Sales Allowances	4,928	12,262

Net Product Revenue	$5,425	$30,411

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INVESTORS:

Zack Kubow | The Ruth Group

646.536.7020 | zkubow@theruthgroup.com

MEDIA:

Victoria Aguiar | The Ruth Group

646.536.7013 | vaguiar@theruthgroup.com